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                                                                     Exhibit 3.1

                          CERTIFICATE OF INCORPORATION
                                       OF
                              ARK MANAGEMENT CORP.


IT IS HEREBY CERTIFIED THAT:

         1. The name of the proposed corporation is ARK MANAGEMENT CORP.

         2. The purposes for which this corporation is formed, are as follows, to wit:

         To purchase, own, and hold the stock of other corporations, and to do every act and thing covered generally by the denomination "holding corporation," and especially to direct the operations of other corporations through the ownership of stock therein;

         To manufacture, produce, treat, purchase, and otherwise acquire, cook, bake, and otherwise prepare, package, and to exchange, distribute, sell and otherwise dispose of, handle, market, store, import, export, deal and trade in food and food products of every kind, and confections, extracts, syrups, coffee, tea, cocoa, wines, liquors, ale, beer, sodas and other drinks and beverages of every kind and description, ice cubes, crushed and block ice, cigars, cigarettes, tobacco and smoking supplies;

         To conduct the business of restauranteurs, caterers, inn keepers, tobacconists, bakers, butchers, cooks, concessionaires, and purveyors, suppliers, preparers, servers, and dispensers of food and drink; and to engage in all activities, render all services, and to buy, sell, use, handle, and deal in all fixtures, machinery, apparatus, equipment, accessories, tools, materials, products and merchandise incidental or related thereto, or of use therein;

         To erect, construct, establish, purchase, lease and otherwise acquire, and to hold, use, equip, outfit, franchise the opertion [sic] of, supply, service, maintain, operate, sell and otherwise dispose of restaurants, inns, taverns, cafeterias, grills, automats, buffets, diners, delicatessens, lunch rooms, coffee shops, luncheonettes, ice cream parlors, milk bars, candy stores, soda fountains, bakeries, kitchens, bars, cocktail lounges, banquet halls, catering establishments, concessions and other eating and drinking places and establishments of every kind and description;

         To acquire by purchase, subscription underwriting or otherwise, and to own, hold for investment, or otherwise, and to use, sell, assign, transfer, mortgage, pledge, exchange, or otherwise dispose of real and personal property of every sort and description and wheresoever situated, including shares of stock, bonds, debentures, notes, scrip, securities, evidences of indebtedness, contracts or obligations of any corporation or association, whether domestic or foreign, or of any firm or individual or of the United States or any state, territory or dependency of the United States or any foreign country, or any municipality or local authority within or without the United States, and also to issue in exchange therefor, stocks, bonds or other securities or evidences of indebtedness of this corporation, and, while the owner or holder of any such property, to receive, collect and dispose of the interest, dividends and income on or from such








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property and to possess and exercise in respect thereto all of the rights, powers and privileges of ownership, including all voting powers thereon.

         To construct, build, purchase, lease or otherwise acquire, equip, hold, own, improve, develop, manage, maintain, control, operate, lease, mortgage, create liens upon, sell, convey or otherwise dispose of and turn to account, any and all plants, machinery, works, implements and things or property, real and personal, of every kind and description, incidental to, connected with, or suitable, necessary or convenient for any of the purposes enumerated herein, including all or any part or parts of the properties, assets, business and good will of any persons, firms, associations or corporations;

         The powers, rights and privileges provided in this certificate are not to be deemed to be in limitation of similar, other or additional powers, rights and privileges granted or permitted to a corporation by the Business Corporation Law, it being intended that this corporation shall have all the rights, powers and privileges granted or permitted to a corporation by such statute.

         3. The office of the corporation is to be located in the City of New York, County of New York, State of New York.

         4. The aggregate number of shares which the corporation shall have the authority to issue is two hundred (200) shares common stock, no par value.

         5. The Secretary of State is designated as agent of the corporation upon whom process against it may be served. The post office address to which the Secretary of State shall mail a copy of any process against the corporation served upon him is c/o Ernest Bogen, 200 Central Park South, New York, New York 10019.

         The undersigned incorporator is of the age of twenty-one years or over.

         IN WITNESS WHEREOF, this certificate has been subscribed this 16th day of December, 1982 by the undersigned who affirms that the statements made herein are true under the penalties of perjury.


                                        /s/ Loren H. Plotkin
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